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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated September 1, 2000 in this Registration Statement on Form 10 of Thermo Biomedical Inc. (the "Company") relating to the distribution of shares of the Company's common stock by Thermo Electron Corporation to the stockholders of Thermo Electron Corporation, and to all references to our Firm included in this Registration Statement. It should be noted that we have not audited any financial statements of the Company subsequent to January 1, 2000 or performed any audit procedures subsequent to the date of our report.

                                                     ARTHUR ANDERSEN LLP

Boston, Massachusetts
September 12, 2000